Exhibit 23.3

CONSENT TO BE NAMED A DIRECTOR

I hereby consent to the use of my name and any references to me as a person to be appointed as a director of Hercules Offshore, Inc., a Delaware corporation to result from the conversion of Hercules Offshore, LLC, a Delaware limited liability company (the “Company”), upon consummation of the offering described in the Company’s Registration Statement on Form S-1 (Registration No. 333-126457) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: September 20, 2005

/s/ F. GARDNER PARKER

F. Gardner Parker